[EXHIBIT 99.1]

                           ROBERT T. KIRK
                         FINANCIAL CONSULTANT
                          608 LORETTA DRIVE
                       LAGUNA BEACH, CA.  92651
                         Tel: (949) 715-3863
                         Fax: (949) 715-3873


January 27, 2003

Board of Directors
Eagle Supply Group, Inc.
122 E. 42nd St., Ste. 1618
New York, New York 10168


Re: Private Investment of $1,000,000 to Purchase Shares of Common Stock and Warrants to Purchase 1,000,000 Shares of Common Stock of Eagle Supply Group, Inc. by its President.


Gentlemen,

The following transaction is proposed between Eagle Supply Group, Inc. (the "Issuer") and James E. Helzer, President and Vice Chairman of the Board of Directors of the Issuer.

The Issuer proposes to sell to Mr. Helzer 1,000,000 newly issued, unregistered shares of Common Stock and a warrant to purchase 1,000,000 shares of Common Stock of the Issuer for $1,000,000. The Warrant is exercisable for five years at an exercise price of $1.50 per share, subject to certain anti-dilution provisions. Mr. Helzer would be granted rights to demand registration of the shares of Common Stock at the Issuer's expense pursuant to a Form S-3 registration statement after the shares have been held for a six-month period from the date of the closing of the transaction (unless the requirement is waived by the Issuer). Legal fees and costs for this placement are estimated to be approximately $30,000, unless a shareholders' vote is required under NASDAQ rules, in which case such fees and costs might increase by approximately $10,000. The Issuer would pay both its own legal fees and those of Mr. Helzer in connection with the proposed investment. There would be no brokers' or intermediaries' fees payable in connection with the transaction.

I have given consideration to the following factors, among others, as the basis for my opinion:

     1) The average 10-day daily trading volume of the Common Stock of the Issuer, as compiled by the Internet On-Line Market Guide Service of the Wall Street Journal, was 8,000 shares.
     2) During the last few trading sessions, the price of transactions in the Issuer's shares was in the range of $.86 to $.92 and closed as low as $.77 on January 17, 2003.

     3) There is currently a great lack of liquidity and very limited capital sourcing options, either for debt or equity, except on onerous terms, if at all, for small or microcap issuers such as the Issuer.

     4) The macroeconomic environment in the U.S. is weakening in general, in spite of predictions to the contrary.

     5) The many current geopolitical concerns regarding Iraq, N. Korea, Venezuela, the war on terror, among others, are deterring investors from making financial commitments.

     6) The Issuer's recent trends in financial performance are negative. The September 10-Q depicts cash per share declining from $.59 at June 30, 2002 to $.39 at September 30, 2002 and free cash flow of $-.32 per share during the three month period ending September 30, 2002 as determined by the Internet On-Line Market Guide Service of the Wall Street Journal compilation of the three month period ended September 30, 2002 . The current year-to-date internal, unaudited operating results of the Issuer for the first six months of the current fiscal year, as presented in a summary dated January 2, 2003 by management, shows declining revenues, gross and net profit margins.

     7) The lack of clarity on the potential end to the Issuer's operating losses, which have continued during all four quarters of calendar year 2002, or a turnaround of the same has stifled investor interest in the Issuer's publicly traded securities and would have a negative effect if the Issuer were to seek to obtain financing in the private placement market, especially now during the Issuer's seasonally slow period.

Given this set of circumstances, among other considerations, the likelihood of finding a source of badly needed equity capital on terms more favorable to the Issuer, or on any terms, in a reasonable amount of time, from a non-affiliated potential investor is remote. Furthermore, the search for such an investor could be not only time consuming but potentially highly damaging to the Issuer's stock price and, possibly, its position in the marketplace. It is my opinion that an independent buyer would provide capital to the Issuer only, if at all, at a substantial discount to market, which would be substantially dilutive and counter to shareholder interests. Consequently, in my opinion, this transaction is fair to the Issuer and its shareholders from a financial point of view.

		Very truly yours,

		/s/ Robert T. Kirk
		Robert T. Kirk
		Financial Consultant